Exhibit 99.5

Offer to Exchange Each Outstanding Share of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

MIDWEST AIR GROUP, INC.

for $13.25 consisting of

$6.6250 in Cash and

0.5884 of a Share of AirTran Holdings, Inc. Common Stock

by

Galena Acquisition Corp., a wholly owned subsidiary of

AIRTRAN HOLDINGS, INC.

Pursuant to the Prospectus dated January 11, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

ON THURSDAY, FEBRUARY 8, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

January 11, 2007

To Our Clients:

Enclosed for your consideration are the Prospectus, dated January 11, 2007, and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Galena Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AirTran Holdings, Inc., a Nevada corporation (“AirTran”), to exchange of $6.6250 in cash, without interest, and 0.5884 of a share of AirTran common stock, par value $0.001 per share (“AirTran Shares”), for each outstanding share of common stock, together with the Series A Junior Participating Preferred Stock Purchase Rights (the “Midwest Shares”), of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”). We are the holder of record (directly or indirectly) of Midwest Shares held for your account. A tender of such Midwest Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Midwest Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Midwest Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

The Offer is conditioned upon, among other things, the following:

•	the “minimum tender condition”—there shall have been validly tendered and not properly withdrawn prior to the Expiration Date, that number of Midwest Shares representing, together with the shares owned by AirTran, Galena and AirTran’s other affiliates, at least a majority of the total voting power of all of the outstanding securities of Midwest entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis, including, without limitation, all shares of Midwest common stock issuable upon the exercise of any options, warrants or other rights and upon the conversion of any Midwest securities, including, without limitation, the Midwest notes as defined below, but excluding the rights issued pursuant to the Midwest rights agreement, in each case, immediately prior to the Expiration Date;

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the “rights redemption condition”—AirTran must be satisfied, in its sole discretion, that the board of directors of Midwest has redeemed the Series A Junior Participating Preferred Stock Purchase Rights issued pursuant to the rights agreement dated February 15, 2006 between Midwest Air Group, Inc. and

American Stock Transfer & Trust Company, or that such rights have been invalidated or are otherwise inapplicable to the Offer and the second-step merger and that none of the Series A Junior Participating Preferred Stock is outstanding;

•	the “impairment condition”—Midwest shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a fleet expansion or a merger or acquisition with respect to Midwest or any of its subsidiaries otherwise having the effect of impairing AirTran’s ability to acquire Midwest or that would materially adversely affect the expected economic value to AirTran of the acquisition of Midwest;

•	the “regulatory condition”—any waiting periods under applicable antitrust laws shall have expired or terminated;

•	the “NYSE condition”—the shares of AirTran common stock to be issued to Midwest shareholders in the offer shall have been authorized for listing on the New York Stock Exchange (the “NYSE”) without any requirement for AirTran under applicable NYSE rules to obtain shareholder approval, subject to official notice of issuance;

•	the “control share condition”—AirTran must be satisfied, in its good faith discretion, that the control share provisions contained in Section 180.1150(2) of the Wisconsin Business Corporation Law, (the “Wisconsin Control Share Statute”) do not apply to the Midwest Shares to be acquired pursuant to the Offer or are invalid or the shareholders of Midwest must have approved full voting rights for all of the Midwest Shares to be acquired by AirTran and/or Galena pursuant to the Offer under the Wisconsin Control Share Statute unless such approval would be mathematically assured based on the number of Midwest Shares validly tendered and not properly withdrawn immediately prior to the Expiration Date;

•	the “business combination and fair price condition”—AirTran must be satisfied, in its sole discretion, that, after consummation of the Offer, the provisions contained in Sections 180.1130 through 180.1133, and Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law will not be applicable to the Offer or the second-step merger, and that the supermajority and fair price provisions of article eight of Midwest’s articles of incorporation shall have been repealed or rendered inapplicable to the Offer, the second-step merger and the acquisition of Midwest Shares pursuant to the Offer and any second-step merger; and
•	the “registration statement condition”—the registration statement of which this Prospectus is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and AirTran shall have received all necessary state securities law or “blue sky” authorizations.

If you wish to have us tender any or all of your Midwest Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Midwest Shares, all such Midwest Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

The Offer is made solely by means of the Prospectus, the Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Midwest Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Galena by Morgan Stanley and Co. Incorporated or Credit Suisse Securities (USA) LLC, the Dealer Managers for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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Issuance of the AirTran Shares and payment of cash for Midwest Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Exchange Agent”) of (a) certificates representing the Midwest Shares tendered or timely confirmation of the book-entry transfer of such Midwest Shares into the account maintained by the Exchange Agent at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in the Prospectus under the caption “The Offer—Procedure for Tendering,” (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an agent’s message (as defined in the Prospectus), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Midwest Shares into the Exchange Agent’s account at the Book-Entry Transfer Facility are actually received by the Exchange Agent.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY GALENA, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

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Instructions with Respect to the

Prospectus for the Offer to Exchange

Each Outstanding Share of Common Stock

(Including the Associated Preferred Stock Purchase Rights) of

Midwest Air Group, Inc.

for $13.25 consisting of

$6.6250 in Cash and

0.5884 of a Share of AirTran Holdings, Inc. Common Stock

by

Galena Acquisition Corp., a wholly owned subsidiary of

AirTran Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated January 11, 2007 and the related Letter of Transmittal, in connection with the offer by Galena Acquisition Corp., a wholly owned subsidiary of AirTran Holdings, Inc. to exchange $13.25 in value, consisting of $6.6250 in cash, without interest, and 0.5884 of a share of AirTran Common Stock, par value $0.001 per share, for each outstanding share of common stock, together with the Series A Junior Participating Preferred Stock Purchase Rights (the “Midwest Shares”), of Midwest Air Group, Inc. (“Midwest”).

This will instruct you to tender the number of Midwest Shares indicated below (or if no number is indicated below, all Midwest Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

Account Number:

Number of Midwest Shares* to be Tendered:

*	Unless otherwise indicated, it will be assumed that all Midwest Shares held by us for your account are to be tendered.

Signature(s):

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Dated:

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT, GALENA OR AIRTRAN.

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